                          SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                             L. B. FOSTER COMPANY
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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Notes:

                                              L.B. FOSTER COMPANY

                                               415 Holiday Drive

   [LOGO OF L.B. FOSTER COMPANY]         Pittsburgh, Pennsylvania 15220
                                 ------------

                 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD MAY 15, 2002

   To the Stockholders:

     L.B. Foster Company will hold its annual stockholders' meeting at the Radisson Hotel Green Tree, 101 Marriott Drive, Pittsburgh,
   Pennsylvania on Wednesday, May 15, 2002 at 11:00 a.m., local time, for the purposes of:

     1.  Electing a board of six directors for the ensuing year.

     2. Approving the appointment of Ernst & Young LLP as our independent auditors for 2002.

     3. Any other matters that properly come before the stockholders at the meeting.

     Only holders of record of common stock at the close of business on March 29, 2002 will be entitled to vote at the meeting or at any adjournment thereof. The stock transfer books will not be closed. The list of stockholders entitled to vote will be available for examination by any stockholder, during ordinary business hours, at the Company's principal executive offices, 415 Holiday Drive, Pittsburgh, Pennsylvania, 15220, for a period of ten days prior to the meeting.

     Your vote at the annual meeting is important to us. Please vote your shares of common stock by completing the enclosed proxy card and returning it to us in the enclosed envelope.

                                          David L. Voltz
                                          Secretary

   Pittsburgh, Pennsylvania
   April 15, 2002

                              L.B. FOSTER COMPANY

                                 ------------

                                PROXY STATEMENT

                                 ------------

                              GENERAL INFORMATION

  This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of L.B. Foster Company (the "Company") for use at the annual meeting of stockholders to be held May 15, 2002 and at any adjournment thereof. This proxy statement, the enclosed form of proxy and the Company's 2001 Annual Report were mailed to stockholders on or about April 15, 2002. Any proxy given pursuant to this solicitation may be revoked at any time before its use by written notice of revocation delivered to the Company at its principal executive offices, 415 Holiday Drive, Pittsburgh, Pennsylvania 15220, attention: Secretary, or by attendance at the meeting and voting in person.

  The presence, in person or by proxy, of the record holders of a majority of the Company's outstanding common stock is necessary to constitute a quorum. On March 29, 2002, the record date for entitlement to vote at the meeting, there were 9,480,988 shares of common stock outstanding. A quorum will therefore require the presence, in person or by proxy, of the holders of at least 4,740,495 shares. Where a stockholder's proxy or ballot indicates that no vote is to be cast on a particular matter (including broker non-votes) the shares of such stockholders are nevertheless counted as being present at the meeting for the purposes of the vote on that matter.

  Only holders of record of the common stock at the close of business on March 29, 2002, are entitled to notice of and to vote at the meeting or at any adjournment thereof. Such stockholders will have one vote for each share held on that date. The common stock does not have cumulative voting rights. Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting. The appointment of Ernst & Young LLP as the Company's independent auditors for 2002 and other matters shall require that more votes be cast in favor of the proposal than are cast against the proposal.

  If the enclosed form of proxy is properly executed and returned, it will be voted as directed. If no directions are given, the proxy will be voted FOR the election of the six nominees named herein as directors and FOR approval of Ernst & Young LLP as our independent auditors for 2002.

  The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, proxies may be solicited personally or by telephone or telegram by officers or employees of the Company. The Company does not expect to pay any compensation for the solicitation of proxies, but under arrangements made with brokers, custodians, nominees and fiduciaries to send proxy material to the beneficial owners of shares held by them, the Company may reimburse them for their expenses.

Stock Ownership

  The following table shows the number of shares of common stock beneficially owned by:

  . each person who has reported beneficial ownership of more than 5% of the Company's common stock;

  . each director or nominee for director;

  . each executive officer named in the Summary Compensation Table on page 8;
  and

  . all directors and executive officers as a group.

  Information concerning the owners of more than 5% of the Company's common stock is based upon their reports furnished to the Company and may not be current.

                                                 Number of
Table 1                                           Shares      Percent of
Stock Ownership                                  Owned (a)    Shares (b)
---------------                                  ---------    ----------
More Than 5% Stockholders:

 Dimensional Fund Advisors Inc. (c)                801,600(d)    8.45%

 Royce and Associates (c)                          721,300       7.61%
Directors:

 Lee B. Foster II                                  438,325       4.51%

 Stan L. Hasselbusch                               174,525       1.82%

 Henry J. Massman IV                                25,261       0.27%

 Diane B. Owen                                          --          --

 John W. Puth                                       91,176       0.96%

 William H. Rackoff                                 56,178       0.59%

 Richard L. Shaw                                    52,178       0.55%

Certain Executive Officers:

 Alec C. Bloem                                      42,103       0.44%
  Senior Vice President--Concrete Products

 David L. Voltz                                     57,803       0.61%
  Vice President, General Counsel and Secretary

 Samuel K. Fisher                                   41,354       0.43%
  Senior Vice President--Rail Product Management
All Directors and Executive Officers as a Group  1,155,236      11.39%

------
(a) This column shows the number of shares with respect to which the named person or group had direct or indirect sole or shared voting or investment power, whether or not beneficially owned. It also includes shares which the named person or group had the right to acquire within 60 days after March 29, 2002 through the exercise of stock options (232,500 for Mr. Foster, 20,000 for Mr. Massman, 45,000 for Mr. Puth, 30,000 for Mr. Rackoff, 45,000 for Mr. Shaw, 123,000 for Mr. Hasselbusch, 23,550 for Mr. Bloem, 28,750 for Mr. Voltz, 32,250 for Mr. Fisher and 664,375 for the directors and executive officers of the Company as a group).

(b) The percentages in this column are based on the assumption that any shares which the named person has the right to acquire within 60 days after March 29, 2002 have been acquired and are outstanding.

(c) The address of Dimensional Fund Advisors Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401 and the address of Royce and Associates, Inc. is 1414 Avenue of Americas, New York, NY 10019.

(d) These shares reportedly are owned by investment advisory clients for which Dimensional Fund Advisors Inc. serves as investment manager.

                             ELECTION OF DIRECTORS

  A board of six directors is to be elected to serve until the next annual meeting of stockholders and until their successors are elected and qualified. Information concerning the nominees is set forth below. The nominees, other than Ms. Owen, are currently serving on the Board of Directors.

 Nominee
 -------
 Lee B. Foster II    Mr. Foster, age 55, has been a director of the Company
                     since 1990. He was the Chief Executive Officer of the
                     Company from May 1990 until January 2002. Mr. Foster is a
                     director of Wabtec Corporation, a manufacturer of
                     components for locomotives, freight cars and passenger
                     transit vehicles. Wabtec Corporation also provides
                     aftermarket services, including locomotive and freight car maintenance.

 Stan L. Hasselbusch Mr. Hasselbusch, age 54, has been Chief Executive Officer and a director of the Company since January 2002, and President of the Company since March 2000. He served as Vice President - Construction and Tubular Products of the
                     Company from December 1996 to December 1998 and as Chief
                     Operating Officer from January 1999 until he was named
                     Chief Executive Officer in January 2002.

 Henry J. Massman IV Mr. Massman, age 39, has been a director of the Company since November 1998. He has been President and Chief
                     Executive Officer of Massman Construction Co., Inc., a heavy civil, bridge and marine contractor, since 1988.

 Diane B. Owen       Ms. Owen, age 46, was nominated to be a Director in March,
                     2002. She has been Vice President - Corporate Audit of
                     H.J. Heinz Company (Heinz), an international food company, since May 2000 and was Vice President - Strategy
                     Development for Heinz from January 2000 to April 2000. She served as Vice President and Chief Financial Officer of
                     Starkist Foods, Inc. from September 1998 to January 2000
                     and held the same position with Weight Watchers
                     International, Inc. from 1995 to September 1998; both
                     companies are subsidiaries of Heinz.

 John W. Puth        Mr. Puth, age 73, has been a director of the Company since
                     1977. He is a managing member of J.W. Puth Associates, LLC and a general partner of BVCF III and BVCF IV
                     (institutional venture capital funds) and a general
                     partner of JDA Partners LP (an investment partnership).
                     Mr. Puth is a director of BWAY Corporation (a container
                     manufacturer), US Freightways, Inc. (trucking logistics
                     and freight forwarding), A.M. Castle, Inc. (metal
                     fabrication and distributor) and several private
                     manufacturing companies.

 William H. Rackoff  Mr. Rackoff, age 53, has been a director of the Company since 1996. Mr. Rackoff has been President of Asko, Inc., which manufactures custom engineered tooling for the metalworking industry, since 1991 and became Chief
                     Executive Officer of Asko, Inc. in 1995.

  The foregoing nominees were nominated by the Board of Directors and have expressed their willingness to serve as directors if elected. However, should any of such persons be unavailable for election, the proxies (except for proxies that withhold authority to vote for directors) will be voted for such substitute nominee or nominees as may be chosen by the Board of Directors, or the number of directors may be reduced by appropriate action of the Board.

Board and Committee Meetings

  The Board of Directors held 10 meetings during 2001. Each nominee who was a director during 2001 attended more than seventy-five percent of the total number of meetings held during 2001 by the Board of Directors and the committees of the Board on which he served.

  Messrs. Puth (Chairman) and Foster constitute the Executive Committee of the Board of Directors. The Audit Committee is composed of Messrs. Shaw (Chairman), Puth and Rackoff, the Personnel & Compensation Committee is composed of Messrs. Puth (Chairman), Massman and Shaw, and the Option Committee is composed of Messrs. Puth, Rackoff and Shaw. Messrs. Puth, Shaw, Rackoff and Massman are "independent" as defined in Rule 4200(a) of the National Association of Securities Dealers' listing standards.

  The Audit Committee, which held two meetings during 2001, is responsible for reviewing, with the independent auditors and management, the work and findings of the auditors as well as the effectiveness of the Company's internal auditing department and the adequacy of the Company's internal controls and the accounting principles employed in financial reporting. The Personnel & Compensation Committee, which met on 6 occasions in 2001, is responsible for reviewing and approving all general employee benefit programs and recommending for approval officer compensation and organizational changes. The Option Committee, which met 3 times in 2001, is responsible for the administration of the Company's stock option plan. The Company has no standing nominating committee of the Board of Directors. The Executive Committee did not meet in 2001.

Directors' Compensation

  Outside directors are paid a base annual fee plus $1,000 for each board meeting attended and $500 for each committee meeting attended. The cash component of the base annual fee was reduced from $14,000 to $7,000 on July 1, 2000 and commencing on July 1, 2000 each outside director receives restricted Company stock valued at $3,500 in both July and January. No compensation is paid for participating in special telephonic meetings or executing unanimous consents in lieu of meetings. Each outside director automatically is awarded annually a non-qualified option to acquire up to 5,000 shares of the Company's common stock after the annual stockholders' meeting and following the annual meeting in 2001 Messrs. Massman, Rackoff, Puth and Shaw were each awarded an option to acquire up to 5,000 shares of the Company's common stock at $3.65 per share. Management directors receive no separate compensation for their services as directors.

                      APPROVAL OF APPOINTMENT OF AUDITORS

  The firm of Ernst & Young LLP has served as the Company's independent auditors since 1990 and has been appointed as the Company's independent auditors for the fiscal year ending December 31, 2002. The Board of Directors recommends a vote FOR approval of this appointment.

Audit Fees

  Ernst & Young LLP's audit fees and expenses for the 2001 fiscal year were $132,600.

All Other Fees

  The Company also paid Ernst & Young LLP an additional $27,650 for audit related services during 2001. Audit related services generally include pension audits, accounting consultations, and services relating to business acquisitions or divestitures, and SEC registration statements.

                         REPORT OF THE AUDIT COMMITTEE

  Management has the primary responsibility for the financial statements and the reporting process. Pursuant to its written charter, adopted by the Board of Directors, the Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the Committee reviewed with management the audited financial statements of the Company for the year ended December 31, 2001 and discussed the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

  The Committee reviewed with Ernst & Young LLP, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with Ernst & Young LLP the auditors' independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board. The Committee considered the compatibility of nonaudit services with the auditors' independence and concluded that Ernst & Young LLP's independence had not been impaired.

  The Committee discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. The Committee held two meetings during fiscal year 2001. The Committee's Chairman also discussed the results of Ernst & Young LLP's quarterly review procedures with Ernst & Young LLP, the Company's Chief Executive Officer and Controller prior to the Company's release of quarterly financial information.

  In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission. The Committee and the Board have also appointed Ernst & Young LLP as the Company's independent auditors for the year ending December 31, 2002.

                                       AUDIT COMMITTEE

                                       Richard L. Shaw, Chairman
                                       John W. Puth
                                       William H. Rackoff

                            EXECUTIVE COMPENSATION

Summary Compensation Table

  The following table sets forth information regarding the compensation of the Company's five most highly paid executive officers (the "Named Executive Officers").

                                                                   Long-Term
                                   Annual Compensation        Compensation Awards
                              ------------------------------ ---------------------
                                                             Restricted
                                                Other Annual   Stock     Options/   All Other
Name and                                 Bonus  Compensation   Awards      SARs    Compensation
Principal Position       Year Salary ($) ($)(1)    ($)(2)      ($)(3)   (# shares)    ($)(4)
------------------       ---- ---------- ------ ------------ ---------- ---------- ------------
Lee B. Foster II         2001  307,916       --      *             --     50,000      22,810
 Chairman                2000  307,000   62,258      *         17,252    100,000      28,332
                         1999  292,000   73,353      *         18,858         --      29,376

Stan L. Hasselbusch      2001  227,833       --      *             --    100,000      13,771
 President and Chief     2000  225,000   45,629      *         12,644     50,000      17,750
 Executive Officer       1999  200,000   50,241      *         12,919         --      18,162

Alec C. Bloem            2001  196,250    8,000      *             --     15,000       8,027
 Sr. Vice President--    2000  186,250   28,832      *          5,219     25,000      10,627
 Concrete Products       1999  168,250   25,372    99,781(5)    5,236     15,000       9,142

David L. Voltz           2001  148,125       --    15,514(6)       --     10,000       7,566
 Vice President, General 2000  142,500   18,303      *          5,072     10,000      10,236
 Counsel and Secretary   1999  135,000   27,073                 6,117         --      10,556

Samuel K. Fisher         2001  146,667       --      *             --     10,000       7,189
 Sr. Vice President--    2000  134,583   13,656      *          3,784      3,500       8,678
 Rail Product Management 1999  118,462   10,333      *          2,586         --       9,423

------
(1) The amounts included in this column for 2001 are discretionary bonus payments as the Company did not pay a Bonus pursuant to the 2001 Bonus Plan. The amounts included in this column for 2000 include, in addition to cash, the value at $3.25 per share of the Company's Stock issued to the named executive officers pursuant to the Company's 2000 bonus plan. The stock is subject to forfeiture, if, subject to certain exceptions, the recipient's employment with the Company terminates within two years after the date of the stock's issuance. The amounts for 1999 include $4 1/16 per share of the Company's Common Stock issued to the named executive officers pursuant to the Company's 1999 bonus plan.

(2) The amounts disclosed in this column include the value of Company provided term life insurance, leased car, Executive Medical Reimbursement Plan, relocation expenses and country club dues and fees.

(3) Amounts included in this column are also included in the amounts listed in the Bonus column under the Annual Compensation portion of the Table. The Company did not issue stock under the 2001 Bonus Plan. As of December 31, 2001, Mr. Foster held 9,950 shares of stock valued at $44,775, Mr. Hasselbusch held 7,071 shares of stock valued at $31,820, Mr. Bloem held 2,895 shares of stock valued at $13,028, Mr. Voltz held 2,920 shares of stock valued at $13,140 and Mr. Fisher held 1,739 shares of stock valued at $7,825

(4) The amounts disclosed in this column include the Company contributions to the L.B. Foster Company Voluntary Investment Plan and the Supplemental Executive Retirement Plan.
(5) This amount includes relocation expenses in the amount of $92,363.

(6) This amount includes club dues and fees of $2,515 and $10,730 for a leased car.

 * The total is less than 10% of the executive's total salary and bonus for the year.

Option Grants

  The following table provides information on stock options granted to the Named Executive Officers in 2001:

                                                                     Potential Realizable
                                                                       Value at Assumed
                     Number of    % of Total                         Annual Rates of Stock
                       Shares      Options                            Price Appreciation
                     Underlying   Granted to   Exercise               for Option Term ($)
                      Options     Employees    or Base    Expiration ----------------------
Name                  Granted      in 2001   Price ($/Sh)    Date          5%         10%
----                 ----------   ---------- ------------ ---------- ---------- -----------
Lee B. Foster II       20,000 (a)    5.95%       2.75      02/01/11      34,589     87,656
Lee B. Foster II       30,000 (a)    8.93%       3.65      05/08/11      68,864    174,515
Stan L. Hasselbusch    20,000        5.95%       2.75      02/01/11      34,589     87,656
Stan L. Hasselbusch    30,000        8.93%       3.65      05/08/11      68,864    174,515
Stan L. Hasselbusch    50,000       14.88%       4.75      12/11/11     149,362    378,514
Alec C. Bloem           6,000        1.79%       2.75      02/01/11      10,377     26,297
Alec C. Bloem           9,000        2.68%       3.65      05/08/11      20,659     52,354
David L. Voltz          4,000        1.19%       2.75      02/01/11       6,918     17,351
David L. Voltz          6,000        1.79%       3.65      05/08/11      13,773     34,903
Samuel K. Fisher        4,000        1.19%       2.75      02/01/11       6,918     17,351
Samuel K. Fisher        6,000        1.79%       3.65      05/08/11      13,773     34,903

------
(a) Other than with respect to options granted to Mr. Foster, each option vests at the rate of 25% per year, commencing one year after the date of grant, and is exercisable until ten years after the date of the grant. Mr. Foster's options are fully vested and also are exercisable until ten years after the date of the grant.

Option Exercises and Year-End Option Values

  The following table provides information on option exercises in 2001 by the Named Executive Officers and such officers' unexercised options at December 31, 2001. The Company has not awarded any stock appreciation rights.

                                                  Number of Shares
                                               Underlying Unexercised     Value of Unexercised
                       Shares                     Options at Fiscal      In-the-Money Options at
                     Acquired on                     Year-End (#)          Fiscal Year-End ($)
                      Exercise      Value     ------------------------- -------------------------
Name                     (#)     Realized ($) Exercisable Unexercisable Exercisable Unexercisable
----                 ----------- ------------ ----------- ------------- ----------- -------------
Lee B. Foster II          --          --        232,500        --         117,400        --
Stan L. Hasselbusch       --          --         98,000      150,000       42,140      63,500
Alec C. Bloem             --          --         21,250       43,750        7,525      38,325
David L. Voltz            --          --         23,750       21,250       10,900      13,000
Samuel K. Fisher          --          --         27,250       40,750       10,706      30,119

                      PERSONNEL & COMPENSATION COMMITTEE
                             AND OPTION COMMITTEE
                       REPORT ON EXECUTIVE COMPENSATION

  The three member Personnel & Compensation Committee (the "Compensation Committee") of the Board of Directors is composed of non-employee directors and is generally responsible for determining the compensation of the Company's executive officers, except for decisions made by the Option Committee concerning stock option awards. The decisions by the Compensation Committee are then reviewed by the full Board. This report is submitted by Messrs. Massman, Puth and Shaw in their capacity as the Compensation Committee, and by Messrs. Puth, Rackoff and Shaw in their capacity as the Option Committee, and addresses the Company's compensation policies for 2001 as they were generally applicable to the Company's executive officers and as they were specifically applicable to Mr. Foster.

              COMPENSATION POLICIES REGARDING EXECUTIVE OFFICERS

  The Compensation Committee's policies are designed to enable the Company to attract and retain qualified executives and to provide incentives for the achievement of the Company's annual and long-term performance goals. The vehicles for compensating and motivating executive officers include cash compensation, stock awards, stock options, participation in a 401(k) plan, a supplemental executive retirement plan and other benefits. The Company has not established a policy with regard to Section 162(m) of the Internal Revenue Code of 1986, as amended, since the Company has not and currently does not anticipate paying compensation in excess of $1 million per annum to any employee.

Cash Compensation

  Each year the Company obtains survey data in order to determine the competitiveness of its pay structure for senior management. The surveys considered in determining the pay scales for 2001 were published by Watson Wyatt Data Services and covered companies that were manufacturers of durable goods with annual sales of up to $345 million, fabricators of metal products with annual sales of up to $528 million, or general manufacturers with sales of up to $355 million. The data indicates that the Company's executive officers' average base salaries were approximately 8.2% lower than the blended average of the median base salaries for comparable positions in the durable goods manufacturing industry, in the metal fabricating industry and in the general manufacturing industry.

  The Company uses survey data only to establish rough guidelines for its decisions on executive compensation. Specific decisions are then made largely on subjective assessments of the officer's performance, the responsibilities and importance of the officer's position within the Company and the overall performance of the Company.

  During 2001, the Company also maintained an Incentive Compensation Plan to provide incentives and rewards for employees. No bonuses were paid under this Plan because the Company did not achieve required levels of pre-tax income. The Board of Directors did, however, award special discretionary bonuses to four officers ranging from 4.07% to 9.96% of the respective recipients' base salary. Survey data indicate that the current salaries plus cash incentive compensation (excluding stock awards under the Incentive Compensation Plan) paid to the Company's executive officers were below the blended aggregate median cash compensation for comparable executive positions in the durable goods manufacturing industry, metal fabricating industry and general manufacturing industry.

  Many of the companies included in the peer group used to compare shareholder returns are substantially larger than the Company and do not necessarily represent the Company's most direct competition for executive talent. Consequently, the survey data used by the Compensation Committee does not correspond to the peer group index in the five-year Total Return graph included in the proxy statement.

Stock Option Plans

  The Company's 1985 Long-Term Incentive Plan as Amended and Restated and the 1998 Long-Term Incentive Plan as Amended and Restated (the "Plans") authorize the award of stock options and stock appreciation rights ("SAR's") to officers, directors and key employees of the Company and its subsidiaries. The Plans are designed to motivate participants by providing them with a direct, financial interest in the long-term performance of the Company. The participants and their awards are determined by the Option Committee of the Board of Directors. The purchase price of optioned shares must be at least the fair market value of the common stock on the date the option is granted, and the term of options may not exceed ten (10) years. Both "incentive stock options" and "non-qualified stock options" may be awarded under the Plans. Stock appreciation rights may be awarded at any time prior to six months before the stock option's expiration date and represent the right to receive payment of an amount not exceeding the amount by which the average of the reported high and low sales prices of the Company's common stock on the trading day immediately preceding the date of exercise of the SAR exceeds the option exercise price. The exercise of a SAR cancels the related stock option. In determining the number of options to award a participant, the Option Committee generally takes into account, among other factors, the number of options previously awarded to the participant

Retirement Plan

  The Company maintains the L. B. Foster Company Voluntary Investment Plan, a salary reduction plan qualifying under Section 401(k) of the Internal Revenue Code, covering all salaried employees with over one (1) year of service. Eligible employees may contribute up to 15% (10% maximum on a pre-tax basis) of their compensation to the Plan, and the Company is required to contribute 1% of the employee's compensation plus $.50 for each $1.00 contributed by the employee, subject to a maximum of from 4% to 6% of the employee's compensation. Based upon the Company's financial performance against predetermined criteria, the Company may be required to contribute up to an additional $.50 for each $1.00 so contributed. The Company also may make additional discretionary contributions to the Plan. Company contributions vest upon completion of five (5) years of service. Beginning January 1, 2002, Company contributions will vest upon completion of three (3) years service, as required by "EGTRRA". The Company's contributions for 2001 to the Voluntary Investment Plan for Messrs. Foster, Hasselbusch, Bloem, Voltz and Fisher are included in the Summary Compensation Table. The Company also maintains a Supplemental Executive Retirement Plan under which executive officers may accrue benefits which approximate the benefits which the executives cannot receive under the Voluntary Investment Plan because of Internal Revenue Code limitations.

Other Compensation Plans

  At various times in the past, the Company has adopted certain broad-based employee benefit plans in which executive officers have been permitted to participate and has adopted certain executive officer leased vehicle, life and health insurance programs. The incremental cost to the Company of the executive officers' benefits provided under these programs for Messrs. Bloem, Foster, Hasselbusch, Voltz and Fisher are included in the Summary Compensation Table, if such benefits exceeded 10% of named officer's salary and bonus for the year. Benefits under these plans are not directly or indirectly tied to Company performance.

                        MR. FOSTER'S 2001 COMPENSATION

  Mr. Foster is eligible to participate in the same executive compensation plans as are available to other executive officers. Mr. Foster's salary was increased on June 1, 2001 to an annual salary of $325,000. Mr. Foster took a voluntary 10% salary reduction on September 1, 2001. This was done as the Company engaged in streamlining its administrative costs. According to data published by Watson Wyatt Data Services, Mr. Foster's 2001 base compensation was approximately 15.6% below the blended average of the median base salary for chief executive officers of metal fabricating companies with median sales of $192 million, durable goods manufacturing companies with median sales of $244 million and general manufacturing companies with median sales of $316 million. Consistent with the Compensation Committee's general practice, there was no special attempt to set Mr. Foster's compensation in any particular relationship to the compensation data.

  Consistent with its goal of aligning management and shareholder interests, the Option Committee on February 2, 2001 awarded Mr. Foster options to acquire up to 20,000 shares of the Company's common stock at a price of $2.75/share and on May 9, 2001 awarded Mr. Foster an option to purchase 30,000 shares of common stock at a price of $3.65/share.

  Effective January 1, 2002, Mr. Foster resigned as Chief Executive Officer and his annual salary was reduced to $165,000. Mr. Foster remains Chairman of the Board and an employee of the Company.

                                       PERSONNEL & COMPENSATION COMMITTEE

                                       John W. Puth, Chairman
                                       Richard L. Shaw
                                       Henry J. Massman IV

                                       OPTION COMMITTEE

                                       John W. Puth
                                       William H. Rackoff
                                       Richard L. Shaw

                COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
             AMONG, L.B. FOSTER COMPANY, THE NASDAQ STOCK MARKET
                         (U.S.) INDEX AND A PEER GROUP

[Graph Appears Here]

                          A                B           C
---------------------------------------------------------------
                     L.B FOSTER CO   PEER GROUP   NASDAQ STOCK
---------------------------------------------------------------
1  12/96                       100          100            100
---------------------------------------------------------------
2  12/97                    131.67       111.43         122.48
---------------------------------------------------------------
3  12/98                    176.67        78.34         172.68
---------------------------------------------------------------
4  12/99                       130        96.43         320.89
---------------------------------------------------------------
5  12/2001                   66.67        75.27         193.01
---------------------------------------------------------------
6  12/2002                     120        74.32         153.15
---------------------------------------------------------------

* $100 INVESTED ON 12/31/96 IN STOCK OR INDEX-
  INCLUDING REINVESTMENT OF DIVIDENDS.
  FISCAL YEAR ENDING DECEMBER 31.

  The Peer Group is composed of the following steel or iron related companies where stocks are listed on domestic securities exchanges: Ampco-Pittsburgh Corp., Bayou Steel Corp. La Place, Bethlehem Steel Corp., Birmingham Steel Corp., Carpenter Technology Corp., Friedman Inds. Inc., Hmi Inds. Inc., Keystone Cons Inds. Inc., LTV Corp. New, Matec Corp., Maverick Tube Corp., Meridian Natl. Corp., N S Group, Inc., Nucor Corp., Oregon Steel Mills, Inc., Precision Castparts Corp., Quanex Corp., Texas Inds. Inc., Tubos De Acero De Mexico S. A., Tyler Technologies, Inc. Del., USX-US Steel Company, Weirton Steel Corp., Whx Corp.

                            ADDITIONAL INFORMATION

  Management is not aware at this time of any other matters to be presented at the meeting. If, however, any other matters should come before the meeting or any adjournment thereof, the proxies will be voted in the discretion of the proxyholders.

  Representatives of Ernst & Young LLP are expected to be in attendance at the meeting to respond to appropriate questions from stockholders and will have an opportunity to make a statement if they so desire.

  Stockholders' proposals intended to be presented at the Company's 2003 annual meeting must be received by the Company no later than December 31, 2002 to be considered for inclusion in the Company's proxy statement and form of proxy for that meeting. A nomination of a person for election as a director and any other proposal made by a stockholder shall not be considered at a stockholders' meeting unless written notice of the nomination or proposal has been received by the Company's Secretary by the later of (i) the date which is 90 days in advance of the meeting date or (ii), the seventh calendar day following the first public announcement of the date of the meeting.

Pittsburgh, Pennsylvania
April 15, 2002

--------------------------------------------------------------------------------

                                     PROXY

                              L.B. FOSTER COMPANY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
              FOR THE ANNUAL MEETING OF STOCKHOLDERS MAY 15, 2002

The undersigned hereby appoints Lee B. Foster II and Stan L. Hasselbusch, and each or any of them, to represent the L.B. Foster Company common stock of the undersigned at the Annual Meeting of Stockholders of L.B. Foster Company to be held at the Radisson Hotel Green Tree, 101 Marriott Drive, Pittsburgh, Pennsylvania on May 15, 2002 at 11:00 a.m. or at an adjournment thereof.

The shares represented by this proxy will be voted as directed by the stockholder. If no direction is given when the duly executed proxy is returned, such shares will be voted "FOR all Nominees" in Item 1, and "FOR" Item 2. If any other matter should come before the meeting or any adjournment thereof, this proxy will be voted in the discretion of the proxyholders. If any nominee for director is unavailable for election, this proxy may be voted for a substitute nominee chosen by the Board of Directors.

          (PLEASE DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY)

--------------------------------------------------------------------------------

                                        . Please Detach and Mail in the Envelope Provided .

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A  [X] Please mark your
       votes as in this
       example.

                                                  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES" IN ITEM 1,
                                                  AND "FOR" ITEM 2.

                    FOR all      WITHHOLD AUTHORITY
                    Nominees  to vote for all Nominees                                                           FOR AGAINST ABSTAIN
Item 1.                                           Nominees: Les B. Foster II     Item 2. Approve appointment of   [_]   [_]    [_]
     Election of       [_]              [_]                 Stan L. Hasselbusch          Ernst & Young LLP as
     the following                                          Henry J. Massman IV          Independent Auditors
     nominees as                                            Diane B. Owen                for 2002.
     Directors:                                             John W. Puth
WITHHOLD AUTHORITY to vote for the                          William H. Rackoff     PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY
following only: (Write the name of                                                        PROMPTLY IN THE ENCLOSED ENVELOPE.)
the Nominee(s) in the space below:

_________________________________




SIGNATURE __________________________________ Date _______, 2002 ____________________________________ Date: _________________. 2002
                                                                     SIGNATURE IF HELD JOINTLY

NOTE:  Please sign exactly as name appears on the certificate representing shares to be voted by this proxy, as shown on the label above. When signing as executor, administrator, attorney, trustee or guardian, please sign full title as such. If a corporation, please sign full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

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